Exhibit 4.7

THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

WARRANT

TO

PURCHASE COMMON SHARES

Company:	Felicitex Therapeutics, Inc.
Number of Shares:	268,015
Type of Shares:	Common Stock, par value $0.0001
Initial Exercise Price:	$.26 per Share
Issue Date:	Nov. 2, 2021
Expiration Date:	Nov. 2, 2026

This Warrant Certifies That, for good and valuable consideration, the receipt of which is hereby acknowledged, Marc Duey (“Holder”) is entitled to purchase the number of Common Shares (the “Shares”) of the company (the “Company”) at the initial exercise price per Share of $.26 per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.

ARTICLE 1

EXERCISE

1.1 Method of Exercise. Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2 Reserved.

1.3 Fair Market Value. The Board of Managers of the Company shall determine fair market value in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

1.6 Repurchase on Sale, Merger, or Consolidation of the Company.

1.6.1 “Acquisition.” For the purpose of this warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger or sale of the voting securities of the Company where the holders, or their respective affiliates, of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.6.2 Assumption of Warrant. If upon the closing of any Acquisition the successor entity assumes the obligations of this warrant, then this warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of this warrant.

1.6.3 Nonassumption. If upon the closing of any Acquisition the successor entity does not assume the obligations of this warrant and Holder has not otherwise exercised this warrant in full, then Holder shall have the option to require the Company to purchase this warrant for cash upon the closing of the Acquisition for an amount per Share equal to the value of the Company as of the Acquisition on a per share basis minus Warrant Price.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to in connection with the closing of a registered public offering of the Company’s securities. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.2 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.3 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.4 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional interest by paying Holder amount computed by multiplying the fractional interest by the fair market value of a full Share.

ARTICLE 3

MISCELLANEOUS

3.1 Term. This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.

3.2 No Voting or Dividend Rights. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as an equityholder of the Company. No distribution, dividends or interest shall be payable or accrue in respect of this Warrant or the interest represented hereby or the Shares purchasable hereunder until after, and only to the extent that, this Warrant shall have been exercised.

3.3 Legends. This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

3.4 Compliance with Securities Laws on Transfer. This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor. The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144 (d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

3.5 Transfer Procedure. Subject to the provisions of Section 3.4, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) to an affiliate of Holder by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable) upon the transferee signing such documents as the Company may reasonably require. No surrender or reissuance shall be required if the transfer is to an affiliate of Holder.

3.6 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first- class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to the Holder shall be addressed as follows: 2000 Art School Rd, Chester Springs, PA 19425.

3.7 Amendments. This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

3.8 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

3.9 Termination of Warrant. Provided an Event of Default under the promissory notes issued pursuant to the Note and Warrant Purchase Agreement between the Company and the Holder (the “Agreement”) does not exist, this Warrant shall immediately terminate and be of no further force or effect if the Holder does not comply with its obligations to fund 100% of the Commitment Amount (as defined in the Agreement) as set forth in the Agreement.

3.10 Governing Law. This warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

By:	/s/ Maria Vilenchik
Name:	Maria Vilenchik
Title:	President

Appendix 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase 268,015 Common Shares of Felicitex Therapeutics, Inc. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such Shares in full.

1. The undersigned hereby elects to convert the attached warrant into Shares in the manner specified in the warrant. This conversion is exercised with respect to 268,015 of the Shares covered by the warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said Shares, if applicable, and register said Shares in books and records of Felicitex Therapeutics, Inc. in the name of the undersigned or in such other name as is specified below:

3. The undersigned represents it is acquiring the Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

Marc Duey or Registered Assignee

(Signature)

(Date)

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